Exhibit 1

Primary Capital LLC Member FINRA, SIPC 90 Broad Street, 9th Floor, New York, NY 10004 T (1) 212 300-0060 F (1) 212 400-4234 Investment Banking, Financial Services

FINANCING AND ADDITIONAL SERVICES

December 12, 2016

Colby Underwood, Co-CEO and CBO

Blue Marble Energy Corporation

5840 Expressway, Missoula, MT 59808

M: 206-779-7494       E-Mail: colby.underwood@bluemarblebio.com

W: 406-549-2100       Website: www.bluemarblebio.com

This is a Confidential Agreement and may only be viewed by the intended recipients and their legal representation. Blue Marble Energy Corporation, which includes its subsidiaries and affiliates (the “Company”) is strictly prohibited from reproducing or disseminating this Agreement without the prior written consent of Primary Capital LLC (“PC”). Notwithstanding the foregoing, upon execution, PC consents that this agreement will be summarized and included as an exhibit in an offering statement filed with the SEC.

1.	Engagement; Term of Engagement. Subject to and in accordance with the terms set forth herein, the Company hereby engages PC to render the financial advisory and investment banking services to the Company set out herein on an exclusive basis for the twelve-month period (the “Engagement Period”) commencing on November 28, 2016 (the “Engagement Date”).

2.	Regulation A Offering.

a.	The engagement of PC includes the engagement of PC as a placement agent in connection with a proposed best-efforts offering (the “Reg A Offering”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the Reg A Offering, the Company will offer shares of common stock (the “Shares”), common stock purchase warrants (the “Warrants”) and/or convertible notes (the “Convertible Notes” and together with Shares and Warrants, the “Securities”) as determined by the Company in consultation with PC.

b.	PC will seek to assist the Company to raise capital in the Reg A Offering through the sale of Securities to both accredited investors and non-accredited investors. PC and the Company expect the Reg A Offering will result in gross proceeds to the Company of up to eighteen million dollars ($18,000,000). The actual terms and amount of the Offerings will depend on market conditions, and will be subject to negotiation between the Company, PC and the prospective investors. The Company expressly acknowledges that: (i) the Offerings will be undertaken on a “best efforts” basis, (ii) PC will not be required to purchase any Securities from the Company, and (iii) the execution of this Agreement does not constitute a commitment by PC to consummate any transaction contemplated hereunder and does not ensure successful Offerings or the ability of PC to secure any financing on behalf of the Company.

3.	PC Services. During the Engagement Period, PC shall provide the Company with such regular and customary investment banking services as is reasonably requested by the Company including, but not limited to, the following:

a.	Review and comment on the Offering Materials (as defined below);

b.	Review the Company’s business plan, financial model and marketing materials for use in consummating the Reg A Offering;

c.	Business review, including site visit, interviews with key management, review information regarding the Company, capital structure, historical financial statements, management background, use of funds, timelines and budgets, IP, technology, management systems, market position, exit strategy;

d.	Identify potential investors (“Investors”);

e.	Contact potential Investors provided by the Company to PC as well as strategic and institutional Investors identified by PC to discuss the Reg A Offering and solicit investment in the Reg A Offering;

f.	Act as the Company’s placement agent (with or without co-brokers, as determined by PC in its sole discretion) for the Reg A Offering, and other future offerings the Company may seek to consummate during the Engagement Period;

g.	On each Investor that PC introduces to the Company or the Company introduces to PC for investment (“Introduced Investors”), the Company will review the completed Investor subscription documents including subscription agreements; after review and acceptance by the Company, PC will only perform AML checks on each Introduced Investor. The Company and PC hereby acknowledge and agree that the Company has advised PC that it plans to offer Securities directly in states with an “Issuer” exemption and therefore, the foregoing obligations on the part of PC shall not extend to such investors.

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h.	Provide the Company general procedures for the Reg A Offering;

i.	Maintain a due diligence file on the Reg A Offering for review by SEC and/or the Financial Industry Regulatory Authority (“FINRA”).

j.	Advise the Company on strategies to increase shareholder value;

k.	Assist the Company’s management with sales of its Company stock;

l.	Review the Company’s legal filings associated with the Reg A Offering in which PC has participated.

4.	Exclusivity. During the Engagement Period, the Company and its affiliates agree not to solicit, negotiate with or enter into any agreement with any other source of financing (whether equity, debt or otherwise), any investment banking firm contacting leads provided by the Company, placement agent, financial advisor, or any other person or entity in connection with an offering of the Company’s Securities under Regulation A. Notwithstanding the foregoing, the Company acknowledges that PC may ask other FINRA and SEC member broker-dealers to participate as co-placement agents for the Reg A Offering and, subject to the Company’s prior approval, which shall not be unreasonably withheld, conditioned or delayed, upon appointment of any such co-agent, such co-agent shall automatically receive the benefits of this agreement, including the indemnification rights provided for herein and, if requested, the Company will execute a co-agency agreement that confirms that such co-agent is entitled to the benefits of this agreement, including the indemnification rights provided for herein. The Company will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any co-agents retained by PC that are in excess of the fees and expense reimbursement provided for in this Agreement.

5.	Company Deliverables. Prior to and in connection with the Offerings, the Company shall:

a.	Provide PC completed Directors and Officers questionnaires which will include background checks of key employees, officers, directors and affiliates of the Company and any additional reasonable diligence information pertaining to the Company including but not limited to its legal structure, capital structure, historical financial information, liabilities, government and business approvals as required by law, and regulatory authorities;

b.	Provide PC all information reasonably requested by PC and the Investors purchasing the Securities in connection with the Reg A Offering;

c.	Provide PC with its plan for a general solicitation, copies of all marketing and other materials to be used in connection with its general solicitation, which shall be subject to prior approval by the Company’s counsel as well as PC and its counsel, only to the extent required by PC to obtain FINRA regulatory approval required for brokerage services;

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d.	Provide PC with the materials required to be filed with the FINRA under FINRA Rule 5110 in connection with the Reg A Offering;

e.	Provide PC with audited financial statements for each of the Company’s last two completed fiscal years prepared in accordance with US GAAP, financial model and such other materials which may be requested by PC and the Investors;

f.	Provide PC with a customary opinion of counsel in connection with the Reg A Offering;

g.	Provide PC with a Form 1-A Offering Statement in connection with the Regulation A Offering, such other information and documentation as is prepared by the Company with such transaction documents, exhibits and supplements as may from time to time be required or appropriate in connection with the Offerings (the “Offering Materials”) and give PC the opportunity to comment on the Offering Materials and discuss the same with the Company.

6.	Fees and Expenses.

a.	Retainer Fee. The Company shall pay PC a $60,000 Retainer Fee of which $10,000 shall be due upon execution and delivery of this Agreement; $5,000 shall be due 30 days from the Engagement Date; $5,000 shall be due 60 days from the Engagement Date; $40,000 shall be due upon the Company receiving $100,000 in aggregate gross proceeds from the Reg A Offering or any other capital raising activities from any investor investing in the Reg A Offering or such other capital raising activities. The Retainer Fee shall not be applied to offset any fees payable hereunder. However, in the event the offering is terminated prior to the commencement of the public sale of the securities offered, PC shall return the Retainer Fee to the Company less PC’s out of pocket accountable expenses.

b.	Placement Fee. At the closing of each and any sale of Securities in the Reg A Offering, placement fees shall be calculated as follows:

i.	for Investors originated by PC the Company shall pay PC or its designees a cash fee equal to seven percent (7%) of the gross proceeds from the Reg A Offering invested by such persons and shall issue to PC or its designees a five-year warrant to purchase that number of Securities equal to seven percent (7%) of the number of Securities sold to such persons;

ii.	for Investors referred by the Company to PC, the Company shall pay PC or its designee(s) a cash fee equal to five percent (5%) of the gross proceeds from the Reg A Offering invested by such persons, and shall issue to PC or its designee(s) a five-year warrant to purchase that number of Securities equal to five percent (5%) of the number of Securities sold to such persons. Investors referred by the Company to PC shall be such persons that begin the investment process on the online investing platform but do not complete the investment on the online platform, that are specifically referred to PC by the Company;

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iii.	for Investors originated by the Company through the online investing platform that complete the investment process without direct assistance from PC, the Company shall pay PC or its designees a cash fee equal to one percent (1%) of the gross proceeds from the Reg A Offering to such persons and shall issue to PC or its designees a five-year warrant to purchase that number of Securities equal to one percent (1%) of the number of Securities sold to such persons; and

iv.	for Investors originated by the Company through introductions made by current Company shareholders, either directly or through events arranged by the Company or those shareholders in London, U.K. and Nairobi, Kenya, there will be no cash fee or warrants due to PC.

In all cases the warrants shall be exercisable at one hundred and twenty percent (120%) of the price at which Securities were sold in the Reg A Offering. Such warrant shall be in a form provided by PC to the Company and as agreed to by the Company and shall include, among other things, full ratchet anti-dilution provisions, standard and cashless exercise provisions. The gross proceeds from the Offering shall be deposited into an escrow account with a bank that is compliant with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended, and approved by PC, and the Company shall direct the escrow agent to pay PC its fees directly from the escrow account at each closing of an Offering.

c.	Expense Reimbursement. The Company shall reimburse PC for its reasonable expenses incurred in the performance of its services hereunder which exceed $20,000, including without limitation, expenses related to PC’s travel, due diligence, legal fees and other professional fees with respect to the Offerings (including legal expenses of PC’s counsel). All expenses, other than legal fees, which shall be capped at $10,000 unless otherwise agreed to by the Company, to be reimbursed shall be pre-approved by the Company prior to PC incurring those expenses, and PC will provide the Company with a summary of expenses to be reimbursed every two weeks.

7.	Notification for Financing. During the Engagement Period, the Company agrees that it will not undertake or consummate any offering, whether equity or debt securities, without first providing to PC advance written notification of such Offering.

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8.	Termination. This Agreement may be terminated by PC or the Company upon thirty days written notice from either party, or if either party is in material breach of this Agreement and fails to cure such breach within fifteen days after it receives written notice of such breach. In the event of Termination PC shall retain all accrued fees, with the exception the unused portion of the Retainer Fee as set forth in paragraph 6(a) herein, and retain all rights outlined in this Agreement.

9.	Tail Period. If, during the 24-month period after the expiration or termination of this Agreement, the Company consummates any Offering, Sale or Acquisition with any party introduced to the Company by PC during the Engagement Period, or with whom discussions concerning the Company took place (parties to be agreed to by both PC and the Company), then in each such case the Company shall pay PC the full consideration to which PC would have been entitled to hereunder had this Agreement not expired or been terminated.

10.	Use of PC Information. The Company acknowledges that all opinions and advice (written or oral) given by PC to the Company in connection with PC’s engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no such opinion or advice shall be used for any other purpose or reproduced or disseminated any time, for any purpose, nor may the Company use PC’s name in any annual reports or any other reports or releases of the Company without PC’s prior written consent, which is deemed to be granted hereby to the extent required to be disclosed in any filing with the SEC made in connection with the Reg A Offering. Subject to compliance with applicable securities laws, PC will publicize its engagement with the Company and the Financing on its website which will include a business description of the Company and use of the Company’s logo.

11.	Accurate Information Provided by the Company; Representations and Warranties.

a.	The Company acknowledges that in performing its services under this Agreement, PC will rely upon the data, material and other information supplied by the Company to PC without PC independently verifying the accuracy, completeness or veracity of such information and the Company agrees to provide truthful and accurate information to PC and the Investors.

b.	The Offering Materials will be in a form customary for offerings under Regulation A using the “Offering Circular” format of Form 1-A and acceptable to PC, who shall be afforded the opportunity to review and comment on the Offering Materials. The Company represents and warrants that the Offering Materials: (i) will be prepared by the management of the Company and reviewed and approved by its Board of Directors and legal counsel; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements therein or statements previously made not misleading. The Company will advise PC immediately of the occurrence of any event or any other change known to the Company which results in the Offering Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

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c.	PC retains the right to continue to perform due diligence during the Engagement Period.

d.	The Company agrees that it will enter into a securities purchase agreement, subscription agreement or other customary agreements with Investors in connection with the Reg A Offering, and that Company counsel will issue an opinion letter with respect to the transaction in the form required to be filed with the SEC.

e.	The Company further agrees that PC may rely upon, and shall be a third party beneficiary of, the representations and warranties and applicable covenants and agreements made to the Investors in connection with the Offerings.

12.	Independent Contractor. PC shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is understood and agreed to by the parties hereto that PC shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner.

13.	Indemnification; Confidentiality. The Company agrees to indemnify PC and its controlling persons, representatives, and agents in accordance with the indemnification provisions set forth in Appendix I hereto, and the parties agree to the confidentiality provisions of Appendix II hereto, all of which are incorporated herein by reference. These provisions will apply regardless of whether any Offering is consummated.

14.	Limitation on Liability. Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither PC nor its affiliates, and the respective officers, directors, employees, agents, and representatives of PC, its affiliates and each other person, if any, controlling PC or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein in an amount excess of the actual fees paid to PC hereunder.

15.	Announcement of Offerings. If the Reg A Offering is consummated, PC may, at its own expense, place a customary announcement on its website, portal, periodicals or marketing materials as PC may desire announcing the closing of the Offerings, the name of the Company, the securities issued and the gross proceeds of the Offerings. The parties agree that any such announcement will be subject to SEC and FINRA regulations.

16.	Other Engagements. Nothing in this engagement letter shall be construed to limit the ability of PC or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory, or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company. The Company acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information under Appendix II of this engagement letter.

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17.	Governing law. This Agreement shall at all times be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York, USA. The Company and PC agree that any dispute concerning this Agreement shall be resolved exclusively through binding arbitration before FINRA pursuant to its arbitration rules. Arbitration will be venued in New York, New York (the “Agreed Forum”). Each of the Company and PC agree that the Agreed Forum is not an “inconvenient forum” for proceedings hereunder, and each hereby agree to the personal jurisdiction of the Agreed Forum and that service of process by mail to the address for such party as set forth in this letter (or such other address as a party hereto shall notify the other in writing) constitute full and valid service for such proceedings.

18.	Failure to Pay. In the event that the Company shall fail to pay to PC any fee or expense reimbursement due hereunder when due, interest shall accrue on such amount at the rate of twelve percent (12%) per annum. The Company shall be obligated to pay to PC all expenses of every kind and nature incurred in the enforcement of this Agreement or any of its rights hereunder, including but not limited to, reasonable attorneys’ fees, and hereby agrees to pay to PC on demand the amount of any and all such expenses.

19.	Notification. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if (a) hand-delivered, (b) sent postage prepaid by registered mail, return receipt requested, or (c) sent by facsimile or email (with confirmation of transmission), to the respective parties at their addresses first set forth above, or to such other address as either party may notify the other in writing.

20.	Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. The Company may not assign this Agreement nor its rights or obligations hereunder without PC’s prior written consent. PC shall have the right to assign this Agreement and its rights and obligations hereunder without the need to obtain the consent of the Company in the event of any business combination or sale of all or substantially all of the assets of PC.

21.	Miscellaneous. This Agreement may be executed in any number of counterparts, each of whom together shall constitute one and the same original document. No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto. The representations, warranties and covenants set forth herein shall survive expiration or termination of this Agreement. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect. This Agreement contains the entire agreement between the Company and PC concerning the subject matter hereof and supersedes any prior understanding or agreement with respect thereto.

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Signature Page Follows

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Financing and Additional Services - Signature Page

If the foregoing correctly sets forth the understanding between PC and the Company, please so indicate your agreement by signing in the place provided below, at which time this Agreement shall become a binding contract.

Sincerely,

Primary Capital LLC

By: /s/ John C. Leo

John C. Leo Chairman

Accepted and Agreed,

Colby Underwood, Co-CEO and CBO

Blue Marble Energy Corporation

5840 Expressway, Missoula, MT 59808

By: /s/ Colby Underwood Date:                                 December 12, 2016

Colby Underwood, Co-CEO and CBO

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APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

Capitalized terms used in this Appendix shall have the meanings ascribed to such terms in the Agreement to which this Appendix is attached.

The Company agrees to indemnify and hold harmless PC and its respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (PC and each such person being a “PC Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such PC Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by PC of the services contemplated by or the engagement of PC pursuant to, this Agreement and will promptly reimburse such PC Indemnified Party on demand for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any PC Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an PC Indemnified Party effected without the Company’s prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from PC’s willful misconduct or gross negligence. The Company also agrees that no PC Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of PC pursuant to, or the performance by PC of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from PC’s willful misconduct or gross negligence. PC agrees to indemnify and hold harmless the Company and its respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (the Company and each such person being a “Company Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Company Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the willful misconduct or gross negligence of PC in performing the services contemplated under this Agreement and will promptly reimburse such Company Indemnified Party on demand for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such claim, action or proceeding is initiated or brought by PC. PC will not be liable to such Company Indemnified Party under the foregoing indemnification and reimbursement provisions for any settlement by a Company Indemnified Party effected without PC’s prior written consent (not to be unreasonably withheld.

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Promptly after receipt by a PC Indemnified Party or a Company Indemnified Party (each an “Indemnified Party”) of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnified Party pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company or PC, as the case may be, of the commencement thereof, the Company or PC, as applicable, may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company or PC, as applicable, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company or PC, as applicable, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company or PC, as applicable, that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company or PC, as applicable, and the Indemnified Party (in which case the Company or PC, as applicable, will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company or PC, as applicable, has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company or PC, as applicable; provided, further, that in no event shall the Company or PC, as applicable, be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company or PC, as applicable, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and PC on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and PC, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and PC of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to PC under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that PC shall not be required to contribute any amount in excess of the amount by which fees paid to PC hereunder (excluding reimbursable expenses), exceeds the amount of any damages which PC has otherwise been required to pay.

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The Company agrees that without the prior written consent of PC, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which PC or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse PC on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

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APPENDIX II

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

Capitalized terms used in this Appendix shall have the meanings ascribed to such terms in the Agreement to which this Appendix is attached.

In connection with the activities of PC on behalf of the Company as set forth in the engagement agreement to which this Appendix is attached (the “Agreement”), the Company will furnish PC with all financial and other information regarding the Company that PC and the Company reasonably believes appropriate to its engagement (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to, collectively with the Placement Materials, as the “Confidential Information”). The Company will provide PC with access to the officers, directors, employees, independent accountants, legal counsel, and other advisors and consultants of the Company. The Company recognizes and agrees that PC (i) will use and rely primarily on the Confidential Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Confidential Information or such other information, (ii) does not assume responsibility for the accuracy or completeness of the Confidential Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

PC will maintain the confidentiality of the Confidential Information during the Term of this Agreement and following the termination or expiration of the Term and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only to its officers, employees, legal counsel, and authorized representatives, as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that PC is legally required to make disclosure of any of the Confidential Information, PC will: (i) give prompt notice to the Company prior to such disclosure, to the extent that PC can practically do so, (ii) reasonably assist the Company at the Company’s cost in seeking a protective order or other relief from the disclosure of the Confidential Information and (iii) if compelled to disclose Confidential Information, limit such disclosure to only those matters which it is compelled to disclose. Notwithstanding the foregoing, the Company understands and acknowledges that PC utilizes a technology platform to sell the Company’s Securities to Investors and that PC will make due diligence documents constituting a part of the Confidential Information available to Investors. So long as PC identifies to the Company which portion of the Confidential Information will be made public to the Investors before disclosing such portion of the Confidential Information to the Investors and gives the Company a reasonable opportunity to object to such disclosure, PC will not be in breach of its confidentiality obligations hereunder. PC will not disclose any Confidential Information publicly through its technology platform that the Company does not desire to make public.

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The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure thereof by PC or any Investor; (ii) was available on a non-confidential basis prior to its disclosure; or (iii) becomes available on a non-confidential basis from a third party source who is not known to be under a confidentiality obligation.

Notwithstanding the foregoing, PC, as a FINRA Member Firm, shall be permitted to retain one copy of any Confidential Information provided hereunder to the extent required by its compliance procedures and may disclose such Confidential Information to representatives of FINRA or the SEC, to the extent required by applicable rules and regulations of such regulatory bodies, without prior notice to the Company.

Nothing in this Agreement shall be construed to limit the ability of PC or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not Confidential Information for purposes hereof.

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